Exhibit 99.2

United States Patent	6,733,498
Paton , et al.	May 11, 2004

System and method for control of tissue welding

Abstract

A system and method for welding of biological tissue by applying an RF voltage during a first stage to electrodes of a tissue welding tool; monitoring tissue impedance, and determining a minimum tissue impedance value during the first stage; determining relative tissue impedance; detecting when the relative tissue impedance reaches a predetermined relative tissue impedance value and starting a second stage; calculating the duration of the second stage as a function of the duration of the first stage; and applying the RF voltage during the second stage to the electrodes of the tissue welding tool.

Inventors:
Paton; Boris E. (Kiev, UA); Lebedev; Vladimir K. (Kiev, UA); Lebedev; Alexei V. (Kiev, UA); Masalov; Yurii A. (Kiev, UA); Ivanova; Olga N. (Kiev, UA); Zakharash; Mykhailo P. (Kiev, UA); Furmanov; Yuri A. (Kiev, UA)

Assignee:	Live Tissue Connect, Inc. (Corpus Christi, TX)
Appl. No.:	078828
Filed:	February 19, 2002

Current U.S. Class:	606/41; 606/49
Intern'l Class:	A61B 018/18
Field of Search:	606/32,41,45,49